EXHIBIT 99.2

FOR IMMEDIATE RELEASE

European Wax Center, Inc. Announces Leadership Updates

Current Chief Financial Officer and Chief Operating Officer David Willis Promoted to President

Consumer Industry Veteran Stacie Shirley Appointed to Chief Financial Officer

PLANO, Texas, Mar. 9, 2023 – European Wax Center, Inc. (the “Company” or “European Wax Center”) (NASDAQ: EWCZ), the largest and fastest-growing franchisor and operator of out-of-home waxing services in the United States, today announced the appointment of Stacie Shirley to Chief Financial Officer effective March 27, 2023. Stacie Shirley succeeds David Willis who has been promoted to President effective March 27, 2023. Mr. Willis will retain his role as Chief Operating Officer of the Company.

“Today’s announcement reflects our commitment to building a strong bench of leaders that will continue to execute on European Wax Center’s growth story. On behalf of the Board and the entire leadership team, we could not be more thrilled to welcome Stacie as our next Chief Financial Officer. She is a proven leader with over 20 years of consumer industry and franchise expertise and brings a unique understanding of our business and the guests we serve,” said David Berg, Chief Executive Officer of European Wax Center. “Stacie has a track record of executing organizational processes and financial strategy and will be a strong asset to the Company as we drive long-term growth and deliver value to all stakeholders.”

As President and Chief Operating Officer, Mr. Willis will continue to have responsibility for Business Development, Data Insights, and Supply Chain functions. In addition, he will now oversee the Company’s Chief Franchise Officer and related functions, which include franchise business consultants, field trainers, learning and development, guest relations and corporate-owned centers.

Mr. Berg continued, “We are pleased to elevate David to this critical leadership role as we continue to scale our footprint as the category leader in out-of-home waxing. In addition, I want to thank David for his invaluable contributions to the success of our business and the execution of our financial objectives while serving as CFO. He stepped back into the CFO role last year and has done a tremendous job steering European Wax Center through its first year as a public company.”

Most recently, Stacie Shirley was the Chief Financial Officer of Keller Williams, the world’s largest real estate technology franchisor by agent count, where she led the finance, accounting, treasury, budgeting, and forecasting, internal audit, and M&A functions. From 2016 to 2021, she was the Executive Vice President, Chief Financial Officer, and Treasurer of Tuesday Morning, one of the original off-price retailers specializing in name-brand, high-quality products for the home. Prior to Tuesday Morning, Ms. Shirley held various roles at the Neiman Marcus Group from 2002 to 2015 including Senior Vice President, Finance and Treasurer and Vice President, Finance. She received her BBA in Accounting from Stephen F. Austin State University.

David Willis has been serving as European Wax Center’s Chief Operating Officer since September 2019 and Chief Financial Officer since January 2022. He also served as the Company’s Chief Financial Officer from July 2016 until December 2020. Prior to joining the Company, Mr. Willis served as an Operating Partner for Riata Capital Group, LLC from October 2014 to July 2016, during which he provided consulting services to the Company on supply chain, finance, and operations matters.

DOCPROPERTY DOCXDOCID DMS=InterwovenIManage Format=<<NUM>>_<<VER>> PRESERVELOCATION \* MERGEFORMAT 133393234_1

About European Wax Center, Inc.
European Wax Center, Inc. (NASDAQ: EWCZ) is the largest and fastest-growing franchisor and operator of out-of-home waxing services in the United States. European Wax Center locations perform more than 22 million services per year, providing guests with an unparalleled, professional personal care experience administered by highly trained wax specialists within the privacy of clean, individual waxing suites. The Company continues to revolutionize the waxing industry with its innovative Comfort Wax® formulated with the highest quality ingredients to make waxing a more efficient and relatively painless experience, along with its collection of proprietary products to help enhance and extend waxing results. By leading with its values – We Care About Each Other, We Do the Right Thing, We Delight Our Guests, and We Have Fun While Being Awesome – the Company is proud to be Certified™ by Great Place to Work®. European Wax Center, Inc. was founded in 2004 and is headquartered in Plano, Texas. In 2022 its network of 944 centers in 45 states generated sales of nearly $900 million. For more information, including how to receive your first wax free, please visit: https://waxcenter.com.

Investor Contact
Bethany Johns
Bethany.Johns@myewc.com
469-270-6888

Media Contact
Creative Media Marketing
Carolanne Coviello
Ewc@cmmpr.com
212-979-8884